Exhibit 10.2


             AGREEMENT BETWEEN EDUCATIONAL VIDEO CONFERENCING, INC.
               AND THE COLLEGE OF INSURANCE, FOR THE OFFERING OF
                         INTERACTIVE TELEVIDEO COURSES


                               W I T N E S S E T H

         AGREEMENT made this 16th of September, 1997, between The College of Insurance, with offices located at 101 Murray Street, New York, New York 10007 (hereinafter "TCI"), and Educational Video Conferencing Inc., (hereinafter "EVC"), with offices located at 325 Mile Square Road, Yonkers, New York 10701.

                  WHEREAS, TCI is an institution of higher learning duly certified by the Education Department of the State of New York and accredited by the Middle States Association to offer undergraduate and graduate courses, and

                  WHEREAS, EVC is a domestic corporation engaged in the business of providing access to such courses to consumers by way of Interactive Televideo, and

                  WHEREAS, TCI and EVC wish to enter into a mutually beneficial agreement whereby EVC will provide access to TCI courses to such consumers,

                  NOW, THEREFORE in consideration of $10.00 in good funds, as well as the mutual covenants contained herein, the parties hereby agree as follows:

         1. a.) EVC shall have the right, for the duration of this agreement and any renewal hereof, to offer all accredited college courses and non-degree courses offered by TCI via Interactive Televideo/Distance Learning (hereinafter "ITV/DL") and Interactive Multimedia CD ROM (hereinafter "IM/CD ROM"), commencing with the Spring Semester, 1998.

            b.) For the purposes of this agreement, ITV/DL shall be defined as live, two way video conferencing, either over desktop computers or video conferencing room systems, as the case may be, in which the student can see and hear the professor/instructor and the professor/instructor can see and hear the individual student. ITV/DL also shall include one-way video and two-way audio distance learning.

            c.) For the purposes of this agreement, IM/CD ROM shall be defined as pre-packaged content contained on laser disks playable on desktop computers equipped with CD ROM drives or laser disk players.

            d.) Unless TCI and EVC agree otherwise in writing, the minimum class size for the offering of an ITV/DL course shall be as follows: FIFTEEN (15) students for the first year of this agreement; SIXTEEN (16) students for the second year of this agreement; SEVENTEEN (17) students for the third year of this agreement; EIGHTEEN (18) students for the fourth year of this agreement; and NINETEEN (19) students for every year thereafter.

         2. EVC will provide all hardware (except personal computers, modems, keyboards and monitors), software, accessories and telecommunications equipment (collectively referred to as "equipment") necessary to provide access for TCI courses to ITV/DL students. Students taking courses on desk-top computers must have computers with the technological capacity to receive EVC's interactive transport signal and function as an ITV/DL desk-top system and/or be IM/CD ROM enabled. The parties acknowledge that it is the goal of EVC to solicit students from corporations with substantial tuition


CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS EXHIBIT

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reimbursement, and that EVC shall address all student use equipment issues with the corporate clients. In any event, TCI shall not be responsible for the cost of any equipment whatsoever.

         3. a.) EVC is responsible for costs for marketing, advertising, and promotion regarding EVC's offering of access to TCI courses. Unless otherwise agreed. all existing brochures, catalogues, course schedules and descriptions, posters, etc., will be provided to EVC by TCI.

            b.) TCI will, whenever feasible, include ITV/DL and IM/CD ROM courses, offered through EVC, in any advertisements, promotions, marketing plans, etc., which may be directed at the target market.

            c.) EVC will provide TCI an annual report of the percentage of EVC's operating budget utilized for marketing TCI courses.

         4. TCI assumes no responsibility or cost for obtaining or providing telecommunication signal transport for video conferenced courses.

         5. TCI will be responsible for installing and maintaining adequate telephone lines for teaching stations. Said teaching stations will be installed and paid for by EVC. All teaching stations shall remain the exclusive property of EVC.

         6. All equipment supplied by EVC is the sole and exclusive property of EVC, including but not limited to any and all patents, copyrights and trademarks, if any, associated therewith. All classroom, course and program materials or other information supplied by TCI, and all rights and interests in said materials will remain the sole and exclusive property of TCI.

         7. a.) EVC is responsible for the necessary maintenance, repair and/or replacement of televideo equipment supplied to TCI for ITV/DL courses.

            b.) EVC will provide reasonably prompt service for repair or replacement of defective interactive televideo equipment and software as necessary.

            c.) TCI will be responsible for the prompt repair and/or replacement of interactive televideo equipment located at TCI which may be damaged through improper or unauthorized use.

            d.) TCI is responsible for the repayment to EVC of the cost of replacement of any EVC equipment which is lost or stolen while in TCI's custody and control.

         8. Neither party shall utilize the other's name or any associated names, trademarks, copyrights, etc., without prior written consent. Such permission shall not be unreasonably denied.

         9. a.) EVC will provide initial faculty development reasonably required for the offering of TCI courses through EVC. Thereafter, TCI agrees to provide faculty or personnel who have received said initial training to assist EVC in training any new faculty or personnel and in providing any updated training which may from time to time become necessary hereunder.

            b.) TCI shall be responsible for obtaining the services of all faculty participating in courses offered through EVC, including but not limited to said faculty's salary, benefits (if any) and verification of qualifications. EVC assumes no responsibility for any costs associated therewith.

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         10.    EVC is solely responsible to provide site locations, if any, for
ITV/DL students to participate in TCI courses. TCI assumes no responsibility for obtaining or maintaining said sites, nor for any rent or other costs associated therewith.

         11. EVC is not responsible for curriculum, course content, faculty qualifications, course materials or any other aspect of the academic content of any courses offered hereunder. However, TCI acknowledges the expertise of EVC in delivering ITV/DL courses and agrees to be receptive to EVC input as to modification of course content and method of delivery consistent with required academic standards.

         12. EVC agrees to make every reasonable effort to maintain its equipment in good working order. However, EVC is not responsible for service or repair delays or interruption of service caused by strikes, labor actions, power outages (other than those limited to site locations alone), acts of God or other matters beyond EVC's control.

         13. TCI hereby acknowledges that the ITV/DL and IM/CD ROM programs are targeted toward the non-traditional student market and therefore agrees to offer ITV/DL courses at dates and times appropriate to the target market, but only between the hours of 8:00 a.m. and 11:00 p.m., seven days per week, unless otherwise mutually agreed upon.

         14. a.) The parties hereby acknowledge that this agreement is not intended by the parties to facilitate the offering of college degrees, degree programs or a course of study which may lead to a degree or certificate, and neither party shall represent or advertise that the ITV/DL and/or IM/CD ROM programs shall result in the awarding of degrees.

            b.) In the event that, after offering individual classes, the parties desire to modify the program in order to offer degrees or degree programs through ITV/DL and/or IM/CD ROM, the parties agree that appropriate accreditation for degree programs will be sought from the Middle States Association of Colleges and Schools, so as not to negatively impact on TCI's current accreditation with Middle States.

            c.) In the event that degrees or degree programs are offered pursuant to sub paragraph 14 b. above, then and in that event all other provisions of this agreement shall apply with equal force and effect to said courses or classes offered in conjunction therewith in accordance with necessary accrediting requirements.

            d.) TCI shall attempt to obtain and/or maintain all New York State Department of Education, Middle States Association, and any other accreditation necessary to the offering of college courses and credits under the applicable law. Should TCI lose its accreditation at any time during the term of this agreement or any renewal hereof, EVC shall have the right to cancel this contract at the end of the semester in progress, if applicable, or immediately if no semester is underway.

         15.    Administrative Functions

            a.) TCI shall be responsible for all of its own administrative functions (admissions, academic advising, registration, financial aid, etc.) associated with the offering of ITV/DL and/or IM/CD ROM courses through EVC.

            b.) TCI shall hire, subject to EVC's approval, an admissions coordinator to work at TCI on a part time or full time basis as registration demand requires. This employee shall be responsible for coordinating all aspects of the admission process performed by TCI employees for students applying to TCI under this contract. The employee shall report to both to the Dean of Admissions at TCI and the

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President of EVC. EVC shall be responsible for FIFTY (50%) PERCENT of said employee's salary and benefits. TCI shall pay the employee and shall deduct FIFTY (50%) PERCENT of said employee's salary and benefits from its cash disbursement to EVC on a monthly basis.

            c.) TCI will provide all necessary administrative forms, applications, catalogues, etc., and written instructions to EVC in advance of marketing courses to any organization and it is understood by the parties that EVC is merely a conduit and assumes no liability whatever for the accuracy or correctness of the information in said forms provided by TCI nor for return of any of the aforesaid documents to TCI.

         16.    Fees

            a.) TCI shall pay to EVC, on the 10th day of each month, [    *
                  ] of the gross tuition actually collected by TCI the preceding month, from any source whatever, from or on behalf of any student registered for and attending accredited college degree courses being offered through EVC's programs at locations outside of Manhattan, said payments to commence the month immediately following the collection of any such tuition by TCI.

            b.) TCI shall pay to EVC, on the 10th day of each month, [    *
             ] of the gross tuition actually collected by TCI the preceding month, from any source whatever, from or on behalf of any student registered for and attending accredited college degree courses being offered through EVC's programs at locations in Manhattan, said payments to commence the month immediately following the collection of any such tuition by TCI.

            c.) TCI shall pay to EVC, on the 10th day of each month,
[     *            ] of the gross tuition actually collected by TCI the
preceding month, from any source whatever, from or on behalf of any student registered for and attending accredited college degree courses being offered through EVC's programs at locations in Manhattan, who have been registered in accredited college courses at TCI within the past two years, said payments to commence the month immediately following the collection of any such tuition by TCI. Notwithstanding anything to the contrary contained herein, the minimum class size shall be in accordance with paragraph 1d. of this agreement.

            d.) TCI shall pay to EVC, on the 10th day of each month, [    *
                  ] of the gross tuition actually collected by TCI the preceding month, from any source whatever, from or on behalf of any student registered for and attending non-college degree courses with tuition fees reasonably comparable to average accredited college degree courses (not less than [ * ] for 40 hours of instruction), said payments to commence the month immediately following the collection of any such tuition by TCI.

            e.) TCI shall pay to EVC, on the 10th day of each month, [    *
                 ] of the gross tuition actually collected by TCI the preceding month, from any source whatever, from or on behalf of any student registered for and attending non-college degree courses with tuition fees of approximately $400 for 30 hours of instruction, said payments to commence the month immediately following the collection of any such tuition by TCI. In addition, TCI shall charge and collect a video conferencing fee of $100 per course per person which TCI shall pay to EVC, said payments to commence the month immediately following the collection of any such video conferencing fees by TCI. Notwithstanding anything to the contrary contained herein, the minimum class size shall be at least 25 students for non-college degree courses with tuition fees of approximately $400 for 30 hours of instruction.

            f.) TCI shall pay to EVC, on the 10th day of each month, [    *
          ] of the gross tuition actually collected by TCI the preceding month, from any source whatever, from or on


[*] Confidential Portion

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behalf of any student registered in TCI courses via ITV/DL in its already established centers in Bermuda and Puerto Rico.

             g.) EVC shall pay for [          *             ] of all costs
for developing IM/CD ROM courses and programs. EVC shall receive [    *
             ] of the Revenue for IM/CD ROM courses and programs and TCI shall
receive [         *       ]  of the Revenue for IM/CD ROM courses and programs
until such time as EVC recoups its actual out of pocket expenses, including but not limited to labor costs, in the development of said IM/CD ROM courses and
programs. Thereafter EVC shall receive [     *      ] of the Revenue and TCI
shall receive [      *      ] PERCENT of the Revenue. Costs associated with
development of said IM/CD ROM courses and programs are subject to audit and review by TCI.

             h.) If this agreement is terminated pursuant to the terms and conditions contained in paragraph 23 e. and TCI desires to continue to use, market and profit from IM/CD ROM courses, produced by EVC, if any, then and in
that event, EVC shall receive [        *        ] of the Revenue for IM/CD
ROM courses and programs and TCI shall receive [        *        ]  of the
Revenue for IM/CD ROM courses and programs until such time as EVC recoups its actual out of pocket expenses, including but not limited to labor costs, in the development of said IM/CD ROM courses and programs. Thereafter EVC shall receive
[        *        ]  of the Revenue and TCI shall receive [        *
       ] of the Revenue.

             i.) EVC shall have the right, on a semi-annual basis, to examine the books and records of TCI, pertaining to all students taking courses through EVC, in order to audit and adjust any accounts due and owing the respective parties.

             j.) Commencing on February 10, 1998, and continuing on the 10th day of every month thereafter, TCI will supply EVC with a list of all students who have applied to TCI, and/or registered, for courses through EVC, the said list to include as available, each student's name, address, telephone number, social security number, registration, financial aid loans and payment status.

             k.) EVC shall require that each student registering for a course offered through EVC, sign a waiver and release granting EVC access to said student's records, said waiver and release form to be provided to TCI by EVC, the format of which shall be subject to TCI's approval, which approval shall not be unreasonably withheld.

             l.) Within THIRTY (30) DAYS of the completion of each Fall and Spring Semester, TCI shall Present to EVC, in writing, any requests for adjustments or credits on monies already paid to EVC, which credits or adjustments have been made necessary by an EVC student having dropped a course, bounced a check, etc. EVC will credit any such valid adjustment to TCI's account in three equal installments over the three months immediately following such request by TCI.

             m.) In the event that TCI should independently provide and is the principle procuring cause for a suitable corporate client that contracts with EVC for TCI courses, and which meets the minimum tuition reimbursement standards as well as all other reasonable requirements for the offering of courses through EVC, anything to the contrary notwithstanding, EVC shall be entitled to only FIFTY FIVE(55%) PERCENT of the adjusted gross tuition as heretofore defined.

         17. a.) TCI will provide a minimum of two (2) dedicated rooms which will accommodate teaching stations in order to facilitate all ITV/DL courses emanating from its campus and will grant EVC, its agents and subcontractors, reasonable access to said facilities as is required for proper installation, operation, maintenance and repair of all equipment contemplated herein, including but not limited to ITV/DL equipment and telephone lines.

[*] Confidential Portion

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             b.) Rooms at TCI equipped for ITV/DL may not be used by the college for any class, function or other purpose, without the prior written permission of EVC.

             c.) EVC equipment may be used by TCI for purposes which do not infringe on the rights of EVC hereunder, or tend to impact negatively on the success of the program contemplated by this agreement, with the prior written permission of EVC, whenever the said equipment is not in use by EVC.

             d.) TCI may use EVC equipment to video conference courses from TCI in New York to TCI centers in Bermuda and Puerto Rico pursuant to paragraph 16
f. of this agreement when said equipment is not scheduled for use by EVC.

         18. TCI Public Relations Department will provide reasonable cooperation with EVC in promoting TCI ITV/DL course offerings.

         19. TCI and EVC will, whenever possible, cooperate in applying for and obtaining, any grants, awards, stipends, fellowships, etc., which are mutually beneficial to the parties.

         20. TCI shall maintain academic control over all courses and will be receptive to EVC input as to ITV/DL presentation.

         21. TCI will assign at least one person who at all times will act as liaison between TCI and EVC.

         22. TCI agrees to offer to ITV/DL students, taking courses through EVC, any and all grants, discounts, etc., which are offered to other TCI students.

         23. Term of Agreement

             a.) The basic term of this agreement shall be FIVE (5) YEARS.

             b.) The parties hereby acknowledge the necessity for allowing ITV/DL students continuity and ongoing access to courses and programs.

             c.) In light of the foregoing, the parties agree that commencing June 1, 1998, and every June 1st thereafter, this agreement shall automatically be extended for an additional period of ONE (1) YEAR, subject to the conditions hereinafter contained.

             d.) In the event that either party should desire not to automatically extend this agreement, then and in that event, such party shall so notify the other in writing, by Certified Mail, Return Receipt Requested, no later than April 1 of any given year, after which the agreement will not be extended for an additional ONE (1) YEAR, but will have only the Four (4) YEARS of the existing term remaining.

             e.) Not withstanding anything to the contrary contained herein, the parties agree to evaluate the performance of the EVC ITV/DL programs at the end of the second year of this agreement. If, at such time, EVC's ITV/DL programs do not objectively meet TCI's policies for teaching and learning within "Acceptable Parameters", EVC will have six months to remedy the problem(s). Acceptable Parameters for all EVC courses and/or programs are defined as up to 20% below the median of the following evaluative measures: student evaluations of the course(s) and/or programs and a generally accepted measure of learning for the course(s) and/or programs in question. At the end of said

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six month period, the parties agree to reevaluate the performance of the ITV/DL programs. If the collective learning outcomes remain more than 20% below the median, TCI may at its option cancel this contract with EVC in writing within thirty days, said termination to be effective at the end of the then current academic year. EVC will not be held to a higher standard than assessment standards utilized for on campus courses and/or programs in the same academic discipline. The policies shall be the same as for those courses delivered on campus with reference to student evaluations and a reasonable comparison of learning outcomes when comparing interactive televideo with classroom based instruction.

         24.      Non-Disclosure and Non-Compete

                  a.) TCI acknowledges that by entering into this agreement it will be gaining access to certain technology, procedures and markets which are the property and trade secrets of EVC. TCI agrees that, for the duration of this agreement and any extensions hereof, as well as for a period of ONE (1) YEAR immediately following any termination or expiration thereof, TCI will not independently video conference its college courses or programs under this contract to EVC clients, TCI will not disclose, directly or indirectly, to any person, corporation or entity, any of the procedures, technology, software, hardware, etc., employed by EVC in providing Interactive Computer or Televideo Communication services in connection herewith, and will not knowingly grant access for any competitor or potential competitor to view, examine, copy and/or photograph, any of the procedures (including training manuals, if any), technology, equipment, software, etc., as referred to above, without the prior written permission of EVC. TCI hereby acknowledges that any violation of this section will cause irreparable harm to EVC.

                  b.) TCI shall have the right to offer courses via ITV/DL and/or IM/CD ROM on its own or with other partners, to any organization not under contract with EVC. In such event, EVC shall not have any obligation to market, provide any services or equipment, permit the use of EVC's equipment, or incur any costs in connection with such offerings.

                  c.) The parties mutually agree that they will not disclose to any person, corporation or entity the terms of this agreement without prior written consent.

         25.      Damages Limitation

                  a.) It is expressly agreed and understood that neither party shall be liable for incidental, special or consequential damages for any breach or violation of this agreement.

         26. The foregoing constitutes the entire agreement between the parties, and any other agreements or representations, whether verbal or written, if not contained herein, are void, of no effect, and are not binding upon the parties.

         27. No valid modification, amendment, or deletion may be made to this agreement except in writing and executed by the parties in substantially the same manner as this agreement.

         28. Any and all notices required hereunder shall be by Certified Mail, Return Receipt Requested, to each party's last known address and shall be deemed given at the time of mailing.

         29. If any portion of this agreement shall be found to be void, voidable or unenforceable, it shall not effect the validity of the remainder of the agreement.

         30. This agreement shall be binding on the respective parties' heirs, successors, and assigns.

         31. The parties agree that any disputes or disagreements arising hereunder or in connection

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herewith shall be settled by binding arbitration before the American Arbitration
Association at their offices located in White Plains, New York, and that any judgment awarded thereunder may be entered in any court of appropriate jurisdiction, and will have full force and effect therein.

         32. This agreement shall be construed in accordance with, and governed by, the laws of the State of New York.


         In witness whereof the parties have hereunto set their hands and seal the date first appearing above.


EDUCATIONAL VIDEO CONFERENCING, INC.


By: /s/ John J. McGrath
    ---------------------------------
    John J. McGrath, Ph.D., President



THE COLLEGE OF INSURANCE


By: /s/ Ellen Thrower
    ---------------------------------
    Ellen Thrower, Ph.D., President